EXHIBIT 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance and Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8111

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES MANAGEMENT CHANGES,
ELECTION OF DIRECTOR AND DECLARATION OF THIRD QUARTER DIVIDEND

Lowell, Arkansas, October 28, 2010   J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today that Kirk Thompson plans to step down from his role as J.B. Hunt Transport Services’ President and Chief Executive Officer on December 31, 2010.  He was elected to the position of Chairman of the Board effective January 1, 2011 replacing Wayne Garrison who will remain a Director.  Mr. Thompson, who has worked with the Board on this transition for several years, has been with the Company for 37 years and has served as CEO since 1987.

Mr. Thompson oversaw the Company’s growth from revenue of $286 million in 1987 to a projected $3.8 billion in 2010.  Over his tenure, the Company successfully transitioned from a truckload carrier to a multi-faceted transportation services company.  The Company’s market capitalization has grown from $500 million to over $4.4 billion during the same time frame.

“With the Company’s strategic positioning well established and operational execution at such a high level, this is the right time for me to step back from the day-to-day operations,” Thompson said.  “We have an outstanding team of leaders that is both wide and deep.  They are more than capable of taking the Company to even greater heights in the future.  I couldn’t be more confident in both the direction of the Company and the leadership in place.”

The Board of Directors elected John N. Roberts, III, age 46, President and Chief Executive Officer effective January 1, 2011, and elected him to the Board effective immediately.  Roberts has been with the Company for 21 years and currently serves as President of Dedicated Contract Services (DCS).   He has led DCS from revenue of $150 million in 1997 to an enterprise that will soon surpass $1.0 billion in revenues as a separate business segment.

“John and I have worked together closely for the last 13 years after he was drafted to lead DCS in a ‘battlefield promotion.’   His response to that challenge and the challenges of growing a start-up business to almost $1.0 billion has been nothing short of outstanding.  The Board and I are confident he will do a similarly outstanding job as the 4th CEO in J.B. Hunt Transport Services’ history.  I look forward to continuing to be a part of this highly respected team of transportation and logistics professionals,” said Mr. Thompson.

Mr. Garrison stated, “The Company has never been in better shape fundamentally.  With the management team in place, I am completely confident the future will yield even greater success.”

Mr. Roberts said, “J.B. Hunt is uniquely positioned in today’s dynamic transportation services marketplace.  We owe a debt of gratitude to Kirk for his leadership and vision which guided us here.  Our executive team is as strong as ever and we have all worked well together for many years.  We are fortunate to have such a strong, people-centric culture.  Enriching that culture and building on our successes through innovation will drive our priorities forward.  I am honored to have been chosen as CEO from a short list of very qualified people.  I am particularly thankful to have Kirk staying close at hand as our Chairman.”

In addition to these changes, also effective January 1, 2011, Nick Hobbs has been promoted to President of DCS to assume Mr. Roberts’ position. Hobbs has been with the Company for over 26 years serving in many capacities during that time. His most recent responsibilities were as Senior Vice President of operations for DCS, a role he has held for the past 12 years.

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Cash Dividend

The Board of Directors announced today the declaration of the regular quarterly dividend on its common stock of $.12 (twelve cents) per common share payable to stockholders of record on November 15, 2010. The dividend will be paid on December 2, 2010.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2009. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.